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                                EXHIBIT 99.4


                        SYMMETRICOM COMPLETES SALE OF
                         LINFINITY MICROELECTRONICS
                          TO MICROSEMI CORPORATION


SAN JOSE, California -- April 14, 1999 -- Symmetricom (NASDAQ: SYMM) announced today that it completed the sale of its Linfinity Microelectronics Inc. subsidiary to Microsemi Corporation (NASDAQ: MSCC), effective April 14, 1999.

Under the agreement, Symmetricom sold all of the outstanding equity in Linfinity Microelectronics to Microsemi for approximately $24.1 million in cash, of which approximately $1.1 million is subject to an escrow agreement.

This transaction, which concludes Symmetricom's previously announced efforts to secure a strategic partnership for Linfinity Microelectronics, enables the company to focus on its network synchronization, timing and location business.

Symmetricom (NASDAQ: SYMM) provides advanced network synchronization products that play a critical role in the operation and quality of service of sophisticated telecommunications networks. Symmetricom's synchronization and timing equipment is installed in telecommunications offices in over 50 countries worldwide. Global customers include network operators and network service providers. The company is developing products based on its proprietary Global Positioning System (GPS), Bestime(TM) intelligent clock, and Powerhelix(TM) antenna technologies to address synchronization, timing and location needs of global communications markets.